Exhibit 10.20

Collaboration Agreement

- hereinafter referred to as “Agreement” -

by and between

Universal Biosensors Pty Ltd.

with a place of business of 1 Corporate Avenue, Rowville, Victoria 3178, Australia

- hereinafter referred to as “UBI” -

and

Siemens Healthcare Diagnostics Inc.

with a place of business at 511 Benedict Avenue, Tarrytown, NY, United States

- hereinafter referred to as “Siemens” -

- UBI and Siemens hereinafter referred to individually

as “Party” or collectively as “Parties” -

Annex 1.20:	Listed Tests
Annex 1.40:	UBI Background Patents
Annex 0:	Milestone Payments
Annex 7.3:	Annual Forecasts
Annex 10.5.1:	Form of Press Release
Annex 14.1:	Arbitration
Annex 15.1:	Code of Conduct for Siemens Suppliers

-i-

PREAMBLE

WHEREAS, UBI is developing a PT/INR test strip and associated reader and would agree to modify the test strip and develop certain additional coagulation-related test strips and a second reader for Siemens;

WHEREAS, Siemens is interested in entering the hospital point-of-care coagulation market by distributing highly competitive products, including a modified version of UBI’s PT/INR strip and reader and specified additional test strips and a new reader which UBI would develop;

WHEREAS, the Parties desire to collaborate in the development of these products;

WHEREAS, Siemens wishes to obtain, and UBI is willing to grant to Siemens, a license under certain intellectual property rights of UBI for the purpose of development, manufacture and commercialization of these products, on the terms and subject to the conditions set forth herein; and

WHEREAS, by entering into this Agreement, UBI and Siemens will commit to entering into one or more separate supply agreements pursuant to which UBI would manufacture and supply to Siemens, and Siemens would purchase, test strips, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, the Parties hereby agree as follows:

Article 1 - Definitions

1.1 “Acceptance Test” shall have the meaning ascribed to such term in Section 5.1.

1.2 “Affiliate” shall mean any corporation or other business entity controlled by, controlling, or under common control with the affected party, wherein control means direct or indirect ownership of at least fifty-percent (50%) of the voting stock, or at least fifty-percent (50%) interest in the income, of such corporation or other business entity, or in either case the maximum amount allowed by local law.

1.3 “Collaboration Invention” shall mean any invention or discovery, whether or not patentable, made in the course and as a result of the conduct of the Development Work pursuant to this Agreement, either solely by one or more employees or contractors of a Party or jointly by one or more employees or contractors of UBI and one or more employees or contractors of Siemens.

1.4 “Confidential Information” shall mean any information and data, including, but not limited to, any kind of business, commercial or technical information and data disclosed by one Party to the other Party in connection with this Agreement, irrespective of the medium in which such information or data is embedded, which is - when disclosed in tangible form - marked “Confidential” by the disclosing Party or which is - when disclosed orally or visually - identified as such prior to disclosure and summarized in writing by the disclosing Party and said summary is given to the receiving Party within 30 days after such disclosure marked “Confidential”.

1.5 “Control” shall mean, with respect to any Know-How or Proprietary Rights, possession by a Party of the right, power and authority (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense to such

Know-How or Proprietary Rights without violating the terms of any agreement or other arrangement with any Third Party or incurring payment obligations to any Third Party under the terms of any agreement or other arrangement with any Third Party.

1.6 “Development Plan” shall mean a written plan detailing the specific Product development, verification, validation and testing activities to be conducted pursuant to this Agreement, the initial form of which has been mutually agreed to by the Parties as of the Effective Date.

1.7 “Development Results” shall mean any and all results, data, Know-How and Collaboration Inventions, whether or not protected, patentable and/or copyrightable or capable of being protected in any other way, in any form, that, in each case, are generated or developed by or on behalf of UBI or Siemens, or jointly by or on behalf of UBI and Siemens, in the course and as a result of the conduct of the Development Work pursuant to this Agreement.

1.8 “Development Term” shall mean the period commencing on the Effective Date and, unless this Agreement is earlier terminated in accordance with Article 11 or any other specific termination right provided for herein, shall expire upon completion of all Development Work in accordance with Articles 3, 4 and 5, including execution of a Supply Agreement for each Strip Product in accordance with Section 3.10.

1.9 “Development Work” shall mean the Product development work to be undertaken by Parties as set forth in Articles 3, 4 and 5 and the Development Plan.

1.10 “Effective Date” shall mean September 9, 2011.

1.11 “Field” shall mean Field 1 and Field 2, each as defined below:

1.11.1 “Field 1” shall mean in vitro testing or monitoring of Prothrombin Time and International Normalized Ratio (PT/INR), *[REDACTED], and/or *[REDACTED],, in each case, solely in the hospital point-of-care market segment and other entities that purchase test strips for PT/INR, *[REDACTED], through a hospital purchasing system; and

1.11.2 “Field 2” shall mean in vitro testing or monitoring of PT/INR, *[REDACTED], in each case, solely in the ambulatory care market segment, which includes, without limitation, out-patient clinics, rural clinics, pharmacy clinics, company-sponsored clinics, doctor’s offices, group practices, nursing homes, senior facilities, board-and-care facilities, and other entities that purchase test strips for PT/INR, *[REDACTED], independently of a hospital purchasing system.

For the avoidance of doubt, the Field excludes in vitro testing or monitoring of PT/INR, *[REDACTED], (a) in the at-home testing or patient self-testing market segments, or (b) in any Independent Diagnostic Testing Facility as defined by the U.S. Code of Federal Regulations 42 CFR 410.33(a)(1).

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.12 “Final Prototypes” shall mean the Prototypes which UBI will make available to Siemens for the execution of an Acceptance Test as further detailed in Article 5.

1.13 “In-Licensed UBI Background Patents” shall mean the patents and patent applications identified as such in Annex 1.40, including any and all associated Patents, which are licensed to UBI pursuant to the LifeScan Agreements.

1.14 “Joint Collaboration Invention” shall mean any Collaboration Invention made jointly by one or more employees or contractors of UBI and one or more employees or contractors of Siemens.

1.15 “Joint Collaboration IP” shall mean Joint Collaboration Inventions, Joint Collaboration Patents and any and all other Proprietary Rights in Joint Collaboration Inventions.

1.16 “Joint Collaboration Patents” shall mean all Patents that claim a Joint Collaboration Invention.

1.17 “Know-How” shall mean any information of a technical, manufacturing or other nature that is not generally available to the trade, and shall include, without limitation, copyrightable material, trade secrets, techniques, algorithms, software, source code, designs, drawings, blueprints, materials, parts lists, specifications, test data, charts and graphs, manufacturing procedures, operation sheets, bills of material, and vendor lists.

1.18 “LifeScan” shall mean LifeScan, Inc., a California corporation, and/or its affiliate Cilag GmbH, a company organized under the laws of Switzerland.

1.19 “LifeScan Agreements” shall mean the Amended and Restated Development and Research Agreement between LifeScan and UBI, and the Amended and Restated License Agreement between LifeScan and UBI, each dated August 19, 2011.

1.20 “Listed Test” shall mean any of the hemostasis- or coagulation-related tests listed in Annex 1.20 hereto.

1.21 “Naked License” shall mean a license or sublicense (as applicable) not granted in conjunction with the grant of a license or other rights with respect to Products, Siemens Proprietary Products or UBI Proprietary Products.

1.22 “Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.

1.23 “Products” shall mean products defined in the subsections of this Section 1.23 below, individually and collectively, as defined in more detail in the Requirements, as the same may be amended from time to time in accordance with this Agreement.

1.23.1 “PT/INR Product” shall mean a test strip for measuring Prothrombin Time and International Normalized Ratio (PT/INR) *[REDACTED].

1.23.2 “Professional Reader” shall mean the handheld analyzer currently being developed by UBI, with minor reconfigurations as required to read and report results for the PT/INR Product.

1.23.3 *[REDACTED].

1.23.4 *[REDACTED].

1.23.5 *[REDACTED].

1.24 “Proprietary Rights” shall mean legally-recognized and prosecutable intellectual property rights, including, without limitation, Patents, copyrights, trademarks and trade secrets.

1.25 “Prototypes” shall mean prototypes, samples and other intermediate stages of the Products, including the Final Prototypes, and the related documentation, which are defined in more detail in the Requirements.

1.26 “Reader Product” shall mean a Professional Reader or *[REDACTED], as applicable.

1.27 “Requirements” shall mean, with respect to a particular Product, the technical features to be incorporated in such Product. The initial Requirements for each Product as of the Effective Date has been mutually agreed to by the Parties as of the Effective Date. The Requirements may be amended from time to time as mutually agreed in writing by the Parties.

1.28 “Siemens Background IP” shall mean Know-How and Proprietary Rights that: (a) either (i) are Controlled by Siemens as of the Effective Date, or (ii) are developed or acquired, and are Controlled, by Siemens during the Development Term but independent of any Development Work activities; and (b) are necessary or useful for the conduct of the Development Work and/or the manufacture and supply of Products.

1.29 “Siemens Collaboration Invention” shall mean any Collaboration Invention made solely by one or more employees or contractors of Siemens.

1.30 “Siemens Collaboration IP” shall mean Siemens Collaboration Inventions and other Development Results made solely by one or more employees or contractors of Siemens (excluding UBI), including any and all Proprietary Rights therein.

1.31 “Siemens Proprietary Product” shall mean a product that is developed by or on behalf of Siemens, either alone or in collaboration with a Third Party, independent of the Development Work, and that uses or incorporates Siemens Background IP and/or other Proprietary Rights owned or Controlled by Siemens (other than as a result of the licenses granted by UBI hereunder) but does not use or incorporate UBI Background IP.

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.32 “Siemens Reader” shall mean a proprietary analyzer developed by or for Siemens (other than as a result of the licenses granted by UBI hereunder); which analyzer is capable of reading and reporting results (a) for one or more Strip Products solely for use in the Field; and (b) optionally, for other in vitro diagnostic tests that do not use or incorporate any UBI Background IP.

1.33 “Strip Product” shall mean a PT/INR Product, an *[REDACTED], as applicable.

1.34 “Supply Agreements” shall have the meaning provided in Section 3.10.2.

1.35 “Target Timeline” shall mean the targeted timeline for completion of Development Work and for the registration and launch of the Products, as mutually agreed to by the Parties as of the Effective Date.

1.36 “Term” shall have the meaning provided in Section 11.1.

1.37 “Third Party” shall mean any entity other than UBI or Siemens or an Affiliate of UBI or Siemens.

1.38 “UBI Background IP” shall mean the UBI Background Know-How and UBI Background Patents.

1.39 “UBI Background Know-How” shall mean Know-How that: (a) either (i) is Controlled by UBI as of the Effective Date, or (ii) is developed or acquired, and is Controlled, by UBI during the Development Term but independent of any Development Work activities; and (b) is necessary or useful for the development, manufacture or commercialization of Products in the Field.

1.40 “UBI Background Patents” shall mean the patents and patent applications listed in Annex 1.40, including any and all associated Patents, including, without limitation, In-Licensed UBI Background Patents.

1.41 “UBI Collaboration Invention” shall mean any Collaboration Invention made solely by one or more employees or contractors of UBI.

1.42 “UBI Collaboration IP” shall mean UBI Collaboration Know-How and UBI Collaboration Patents (and any other Proprietary Rights in UBI Collaboration Know-How).

1.43 “UBI Collaboration Know-How” shall mean: (a) UBI Collaboration Inventions; and (b) other Development Results made solely by one or more employees or contractors of UBI; in each case, excluding Patents claiming any of the foregoing.

1.44 “UBI Collaboration Patents” shall mean Patents claiming (a) any UBI Collaboration Invention; or (b) any other Development Results made solely by one or more employees or contractors of UBI.

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.45 “UBI Proprietary Product” shall mean a product that is developed by or on behalf of UBI, either alone or in collaboration with a Third Party, independent of the Development Work, and that uses or incorporates UBI Background IP but does not use or incorporate Siemens Background IP.

1.46 “Valid Claim” shall mean a claim contained in an issued and unexpired patent, which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.

Article 2 - Scope of this Agreement

This Agreement sets forth the terms and conditions under which the Parties will collaborate in the development and commercialization of Products, with UBI and Siemens having the following overall responsibilities, as more fully described in Articles 3 through 5 of this Agreement:

(a) in the case of UBI, carrying out the Product development activities specified in the Development Plan, with the collaborative input and assistance of Siemens and with the objective of developing Products in Field that meet the applicable Requirements, and providing support and training to Siemens in its regulatory and commercialization efforts; and

(b) in the case of Siemens, managing and overseeing the Product development activities carried out by UBI, obtaining regulatory approval for, and commercializing, Products resulting from the Development Work in the Field.

Article 3 - Development Work

3.1 Core Team. Siemens will form a core team according to the Siemens Product Development Process, and will appoint a core team leader. The core team will contain representatives from UBI and from all relevant Siemens’ departments and functions. The core team shall oversee the design, development, testing, regulatory submissions, and commercialization of each of the Products. Siemens’ core team leader and other representatives shall give good faith consideration to UBI’s suggestions and input. For the avoidance of doubt, none of Siemens, the core team, and the core team leader shall have any power: (a) to modify or amend the terms and conditions of this Agreement, including any Annex hereto; (b) to require UBI to perform tasks inconsistent with the initial Development Plan, or, if applicable, the version of the Development Plan that has most recently been approved by both Parties in writing; or (c) to determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.2 Development Plan. UBI shall be solely responsible for carrying out the Product development, verification and validation activities and internal trials and clinical trials specified in the Development Plan, with the oversight, input, collaboration and assistance of Siemens via the core team; provided, however, that UBI’s responsibilities hereunder shall not include the conduct of any clinical trial of a Product that is solely required to obtain a CLIA certificate of waiver. UBI shall use commercially reasonable efforts to develop each Product according to the Requirements and substantially in accordance with the Target Timeline for the Development Work, and to generate the data and results necessary for registration of each Product as determined by the core team. UBI will employ a design process compliant with U.S. Quality System Regulations 21 C.F.R. 820 and International Standards Organization (ISO) 13485 and 14971.

3.3 Performance Standards. UBI shall apply and assign all reasonably necessary personnel, equipment and supplies to the performance of the Development Plan. UBI shall keep Siemens regularly and periodically informed of the progress of the Development Work, as particularly provided for hereunder. Siemens shall provide guidance, consultation and cooperation to UBI in its performance of the Development Work, respond promptly to UBI’s reasonable requests for information, and provide necessary materials *[REDACTED], to UBI in a timely manner. In addition, UBI and Siemens, through their respective representatives, shall hold meetings as required to coordinate all of the activities for which UBI and Siemens are responsible under this Agreement and to evaluate and monitor their respective progress on those activities. UBI will permit a reasonable number of Siemens representative access, during normal business hours, to the UBI facilities where Development Work is performed, at Siemens’ expense, for purposes of participation in and monitoring of the Development Work, subject to the approval of UBI, not to be unreasonably withheld; provided, however, that UBI shall not be obligated to provide the Siemens representative with access to information not directly related to the Development Work, and UBI may require that Siemens’ representative first execute a non-disclosure agreement in reasonable and customary form. The use of Third Party sub-contractors for major components of Development Work is permitted only with prior written approval by Siemens which shall not be unreasonably withheld.

3.4 Reporting. During the Development Work, UBI and Siemens shall review the status of the Development Work in weekly telephone conferences or as otherwise established by the core team. On a monthly basis, UBI shall provide Siemens with written reports as to the progress and status of the Development Work. Specifically, and without limitation, UBI shall disclose to Siemens in writing all Development Results generated by UBI.

3.5 Software. Siemens acknowledges that the UBI Background IP includes proprietary software for the Professional Reader as it exists on the Effective Date (collectively, “UBI Background Software”). As part of the Development Work, UBI will undertake to create one or more modified versions of the UBI Background Software that will be incorporated into the Reader Products (such modified versions, “UBI Collaboration Software”). UBI shall promptly provide Siemens with a copy of source code for all UBI Collaboration Software and for any revisions (including bug fixes) to UBI Collaboration Software, together with the associated documentation for UBI Collaboration Software and revisions to such documentation.

3.6 Delays; Technical Infeasibility. If UBI determines that there is a reasonable likelihood that UBI will not be able to achieve any development milestone set forth in the Development Plan (either substantially on the Target Timeline, or at all), or that achievement of any Requirement for a Product is not technically feasible, UBI’s technical liaison (per Section 3.9) shall promptly inform Siemens’ technical liaison thereof, and such technical liaisons shall promptly convene a core team meeting to discuss potential measures to address the

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

situation, which may, but need not, include modification of the Development Plan (including the Target Timeline) and/or amendment of the Requirements; provided, however, that the requirements may be amended only in accordance with Section 18.4. UBI shall bear the burden of reasonably demonstrating that the Requirement for a Product is not technically feasible. The Parties acknowledge that any modification to the Development Plan or amendment of the Requirements may necessitate a change in the Target Timeline. In the event that UBI reasonably demonstrates that achievement of a development milestone or Requirement for a Product is not technically feasible, the Parties shall confer in good faith regarding the matter and attempt to reach mutual agreement on how to proceed. The Parties acknowledge and agree that the technical infeasibility of a development milestone or Requirement for a Product shall not be considered a breach of this Agreement by either Party. For clarification, if the Parties agree to cease development of a Product due to technical infeasibility, then re-initiation of the development of such Product pursuant to this Agreement would require the mutual written agreement of the Parties.

3.7 Technical Assistance. UBI shall provide Siemens with reasonable support in (1) training for use of Products; (2) testing the Prototypes; (3) regulatory submissions for Products; (4) preparing marketing and labeling materials; (5) transferring such Know-How within the UBI Background IP and UBI Collaboration IP to Siemens as is reasonably necessary to obtain regulatory approval for, or to market, Products (excluding manufacturing technology transfer, which shall be handled pursuant to a Supply Agreement, which shall be governed by the terms of such Supply Agreement and Section 7.2 hereof); and (6) technical Product support and training for Siemens technical support, during the Development Term. To the extent such support is provided on-site at UBI’s facilities, such support will be provided at no charge to Siemens (beyond the payments expressly set forth in this Agreement and the Supply Agreements). In case Siemens needs on-site support at Siemens’ facilities, UBI shall send – upon Siemens’ reasonable request – a qualified person to Siemens’ facilities, at reasonable times and for a reasonable duration, in order to assist with the foregoing activities. It is intended that the Reader Products developed by UBI, and represented by the drawings, prints, specifications, and prototypes delivered to Siemens, be reproducible by Siemens or by a Third Party selected by Siemens. It is further intended that, subject to Section 7.2, the Strip Products developed by UBI, and represented by the drawings, prints, specifications, and prototypes delivered to Siemens, be reproducible by Siemens or by a Third Party selected by Siemens at a future date in accordance with the Supply Terms mutually agreed to by the Parties as of the Effective Date.

3.8 Reimbursement of Expenses.

3.8.1 Siemens shall reimburse UBI for all costs resulting from additions to the Requirements made after the Effective Date (except as expressly set forth in Section 9.6). As promptly as practicable after Siemens notifies UBI of a proposed addition to the Requirements, UBI shall provide Siemens with UBI’s good faith estimate of the internal and Third Party costs of performing the work necessary to achieve such Requirement, and if Siemens wishes to proceed with such addition to the Requirements, the Parties shall mutually agree upon such addition in writing, provided that Siemens shall have the right to require that UBI sub-contract such work to a reputable and qualified Third Party selected by Siemens or to perform such work itself (with Siemens reimbursing UBI’s internal costs of managing such Third Party’s work or interfacing with Siemens regarding such work, as applicable, at reasonable rates to be mutually agreed by the Parties).

3.8.2 Siemens shall reimburse UBI for *[REDACTED]% of the Third Party costs incurred by UBI in conducting the clinical trials of the Products contemplated by the Development Plan (which, for the avoidance of doubt, excludes clinical trials solely necessary to obtain CLIA certificates of waiver, the costs of which shall be borne solely by Siemens), and the Parties shall select a mutually-acceptable Third Party contractor. For clarification, such reimbursement is in addition to the milestone payment obligations set forth in Section 0 and Annex 0.

3.8.3 To the extent that Siemens requests that UBI personnel perform UBI’s obligations under this Article 3 anywhere other than UBI’s facilities, Siemens shall reimburse UBI in accordance with the Siemens Travel Policy for all preapproved in writing by Siemens, necessary and reasonable travel and living expenses of UBI personnel incurred in connection therewith.

3.9 Technical Liaisons. Each Party shall appoint one of its employees as a technical liaison who will act as a point of contact during the Development Work. Each Party shall designate its initial technical liaison by written notice to the other Party within 10 days after the Effective Date. Each Party may replace its technical liaison upon written notice to the other Party.

3.10 Supply Agreements.

3.10.1 Within 90 days after the Effective Date, the Parties shall negotiate in good faith and enter into a supply agreement for the PT/INR Product, including an associated quality agreement (collectively, the “PT/INR Supply Agreement”), which shall incorporate the terms mutually agreed to by the Parties as of the Effective Date and contain such other commercially reasonable and customary terms and conditions as the Parties may negotiate in good faith. Each Party shall involve an appropriate senior representative in such negotiations as necessary and appropriate to conclude the PT/INR Supply Agreement within such 90-day period. Should the Parties fail to enter into the PT/INR Supply Agreement within such 90-day period (subject to extension by mutual agreement of the Parties), either Party may request, by written notice to the other Party, that an executive (CEO or CFO) from each Party negotiate directly with each other within 10 days of said notice.

3.10.2 Within 90 days after achieving the feasibility milestone in Annex 0 for each of the other Strip Products, the Parties shall negotiate in good faith and enter into a supply agreement for such Strip Product (each such supply agreement, including the associated quality agreement, and the PT/INR Supply Agreement being herein collectively referred to as the “Supply Agreements”). The Supply Agreement for each other Strip Product shall be substantially the same in form and substance as the PT/INR Supply Agreement, subject to such Product-specific variations as are reasonably necessary and appropriate (e.g., specifications, pricing). Each Party shall involve an appropriate senior representative in such negotiations as necessary and appropriate to conclude such Supply Agreement within such 90-day period. Should the Parties fail to enter into such Supply Agreement within such 90-day period (subject to extension by mutual agreement of the Parties), either Party may request, by written notice to the other Party, that an executive (CEO or CFO) from each Party negotiate directly with each other within 10 days of said notice.

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

3.10.3 UBI will introduce Siemens to UBI’s Third Party manufacturer for the Professional Reader and cooperate with Siemens’ efforts to establish a supply arrangement with such Third Party manufacturer for Reader Products, without further consideration (beyond the payments expressly set forth in this Agreement and the Supply Agreements).

Article 4 - Delivery of Prototypes

4.1 Purchase Order. Siemens will place a purchase order for the number of Prototypes defined in the Development Plan or otherwise requested by Siemens. The prices for Prototypes shall be the cost to UBI of providing said Prototypes. All invoices regarding Prototypes delivered under this Agreement are due and payable within 60 days after the delivery of the Prototypes ordered and after receipt of a correct invoice from UBI. Payment shall not constitute acceptance of the Prototypes by Siemens.

4.2 Delivery. UBI shall use commercially reasonable efforts to deliver all Prototypes under this Agreement substantially in accordance with the Target Timeline.

4.3 Shipping. The Prototypes shall be properly packed, marked and shipped by UBI in a manner that is reasonably expected to permit the securing of good quality transportation and the safe arrival of the Prototypes at their destination. A packing list shall accompany each shipping package unit. Each packing list, bill of lading or equivalent, and invoice shall bear the applicable Siemens’ purchase order number(s), deliverable-identification, respective quantities, and the location to which the Prototypes are shipped. Each shipping package unit shall be properly marked with the applicable Siemens’ purchase order number(s). All shipments shall be effected FCA UBI’s shipping point, in accordance with INCOTERMS 2000, unless otherwise agreed between the Parties in writing.

Article 5 - Acceptance

5.1 Acceptance Testing. Within a mutually agreed upon number of days after receipt of any Prototype for a Product, Siemens shall test such Prototype, in accordance with protocols communicated in advance to UBI, solely for compliance with the applicable Requirements in effect at such time (“Acceptance Test”) and provide UBI with the written results of such Acceptance Test as available at Siemens. If UBI in good faith disputes a determination by Siemens that a Prototype did not pass the Acceptance Test, UBI shall so notify Siemens and the Parties shall promptly confer and attempt to resolve such dispute. If the Parties are unable to resolve any such dispute within 30 days after UBI first notifies Siemens thereof, then the Prototype at issue shall be submitted to a mutually agreed-upon independent test services provider to determine, by re-performance of the Acceptance Test, whether or not the Prototype meets with Requirements. The independent test services provider shall have demonstrated technical expertise in the testing of products similar in nature to the Prototype. The independent service provider’s determination of whether or not the Prototype meets the Requirements shall be final and binding on the Parties. The Parties will initially share the costs of the independent laboratory’s analysis on an equal basis in accordance with a pre-agreed budget and maximum cost for such activities, but the Party in whose favor the independent laboratory rules shall be entitled to have its share of such costs reimbursed by the other Party promptly following such determination. Upon the determination by Siemens, or the independent test services provider (as applicable), that a Prototype for a Product has passed the Acceptance Test, such Prototype shall be considered the “Final Prototype” of such Product.

5.2 Failure to Meet Requirements. If the initial Prototype for a Product does not pass the Acceptance Test, UBI shall, with the aid of the results of such Acceptance Test, and subject to Section 3.6 hereof, use commercially reasonable efforts to develop a Prototype that complies with the applicable Requirements, free of additional charge, and deliver the same to Siemens for the conduct of an Acceptance Test in accordance with Section 5.1.

Article 6 - Registration and Commercialization

6.1 Registration. Siemens shall be responsible for the preparation and filing of registration submissions and other regulatory filings with respect to Products that meet the Requirements, and UBI shall provide reasonable assistance to Siemens in connection therewith. In addition, Siemens shall be responsible for conducting, at Siemens’ expense and as appropriate, such clinical trials of the Products as Siemens determines are required to obtain CLIA certificates of waiver, and shall use commercially reasonable efforts to obtain such CLIA certificates of waiver. Siemens shall give the same or similar priority to the preparation and filing of registration submissions and other regulatory filings with respect to the Products as Siemens gives to its other products in the hospital point-of-care and ambulatory care markets.

6.2 Commercialization. Siemens shall use commercially reasonable efforts to register, market, promote and sell Products with the same or similar diligence that Siemens applies to the marketing, promotion and sale of its other products in the hospital point-of-care and ambulatory care markets. Without limiting the generality of the foregoing, Siemens shall use commercially reasonable efforts (a) to prepare and file regulatory submissions and other filings to obtain *[REDACTED] regulatory approval with respect to each Product as promptly as practicable after UBI delivers to Siemens all applicable deliverables for such Product in accordance with Articles 3, 4 and 5 and with any internally-developed launch and marketing plans, and (b) to launch each Product promptly after receipt of marketing approval and in accordance with any internally-developed launch and marketing plans.

6.3 Performance Standards; Reporting. Siemens shall apply and assign all reasonably necessary resources to the registration and commercialization of Products in accordance with this Article 6. Siemens shall provide UBI with copies of all of Siemens’ internally-developed launch and marketing plans for the Products promptly following the internal availability of such plans within Siemens. Siemens and UBI, via their core team representatives, shall review the progress and status of Siemens’ planning and preparation for registration, launch and marketing of Products on at least a quarterly basis in telephone conferences. In addition, Siemens shall notify UBI in writing of the occurrence of each of the following events within five (5) business days after the core team is notified of the occurrence thereof: (a) receipt of regulatory approval or marketing clearance (as applicable) for each Product system in each country; (b) launch of each Product system in each country; and (c) first commercial sale of each Product system in each country.

Article 7 - Payment Terms

7.1 Milestone Payments. As of the Effective Date, a technology access fee is payable to UBI by Siemens as set forth in Annex 0. In addition to such fee, Siemens shall pay UBI the respective amounts set forth in Annex 0 upon achievement of the corresponding milestones. With respect to each milestone other than those achieved by UBI, Siemens shall notify UBI in writing of such achievement within 10 business days after such achievement. UBI will invoice Siemens for each milestone payment that becomes due hereunder, and Siemens shall pay each such invoice within 30 days of receipt.

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

7.2 Per-Strip Fees. With respect to each Strip Product manufactured by or on behalf of Siemens, its Affiliates or Third Party licensees (other than by UBI), Siemens shall pay to UBI a fee for each Strip Product sold (the “Per-Strip Fee”) equal to: (x) UBI’s transfer price for such Strip Product in effect under the applicable Supply Agreement at the time Siemens assumes responsibility for manufacturing, or having manufactured, such Strip Product in accordance with such Supply Agreement, minus (y) UBI’s direct cost (i.e., cost of labor and materials) of manufacturing such Strip Product at such time, minus (z) reduction of UBI’s overhead (i.e., overhead not incurred) as a result of the discontinuation of manufacture of said Strip Product, applied on a per-strip basis. For avoidance of doubt, Siemens acknowledges that there may potentially be some ongoing overhead costs incurred by UBI even after the discontinuation of manufacture which will not be part of the reduction of UBI’s overhead. These may include the likes of depreciation (unless the assets have been fully depreciated, written-off or disposed) and rental (unless the portion of the space previously allocated to the manufacture of the products is allocated to a product not covered under this agreement). For clarification, the Per-Strip Fees are in addition to the reimbursement by Siemens of UBI’s reasonable costs in connection with the assumption by Siemens of responsibility for manufacturing a Strip Product, including, as applicable, costs associated with the manufacturing shutdown at UBI (in an amount to be negotiated and set forth in a separate transition agreement, as more fully described in the supply terms mutually agreed to by the Parties as of the Effective Date). Per-Strip Fees shall be payable on a Strip Product-by-Strip Product basis until 10 years from the first commercial sale of such Strip Product manufactured by or on behalf of Siemens, its Affiliates or Third Party licensees (other than by UBI).

7.3 Profit-Sharing. Annex 7.3 hereto sets forth Siemens’ annual forecasts (expressed in Euro) for gross revenues from sales of each Strip Product for calendar years 2013 through 2024 (in each case, an “Annual Forecast”). On a Strip Product-by-Strip Product basis, if, in any year, gross sales of a Strip Product exceed *[REDACTED]% of the Annual Forecast for such Strip Product for such year (the “Bonus Threshold”), then, within 60 days after the end of such year, Siemens shall pay to UBI a bonus equal to *[REDACTED]% of the Deemed Profit (defined below) from the Incremental Revenues (defined below). For purposes of this Section 7.3:

7.3.1 “Deemed Profit” shall mean Incremental Revenues, less (i) deemed SG&A expenses equal to *[REDACTED]% of Incremental Revenues, and (ii) the cost of goods sold of the Incremental Number of Strips (expressed in Euro), wherein said cost of goods sold shall (A) in the case of Strip Products supplied by UBI, be equal to the applicable price per Strip Product under the Supply Agreement, and (B) in the case of Strip Products not supplied by UBI, be calculated in a manner consistent with Siemens standard accounting practices; and, in each case, the applicable cost of goods sold shall be for the portion of the year following the achievement of the Bonus Threshold;

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

7.3.2 “Incremental Number of Strips” for a given year shall mean the number of Strip Products represented by the Incremental Revenues; and

7.3.3 “Incremental Revenues” for a given year shall mean the excess, if any, of the (i) actual gross revenues from sales of such Strip Product in such year (expressed in Euro) over (ii) the Bonus Threshold for such year.

All calculations under this Section 7.3 will be made using, and all defined and undefined terms used herein will be construed in accordance with Siemens’ reporting guidelines and such external accounting standards (e.g., U.S. Generally Accepted Accounting Principles or International Financial Reporting Standards) as Siemens uses throughout its accounting system, consistently applied. When conversion of amounts not received or calculated in Euro is required, such conversion shall be made at the exchange rate used by Siemens throughout its accounting system for conversion of such currency into Euro during the applicable accounting period.

7.4 Payment; Reports. Per-Strip Fees under Section 7.2 and the number and type of sold Strip Products manufactured by or on behalf of Siemens, its Affiliates and licensees (other than by UBI) shall be calculated and reported for each calendar quarter within 60 days of the end of such quarter, and Siemens shall pay such amount at the time it submits its report. Within 60 days after the end of each calendar year, Siemens shall report to UBI (i) total gross revenues from sales of such Strip Product in such year, (ii) the total number of Strip Products sold in such year, (iii) Siemens’ weighted-average (by volume) cost of goods sold per Strip Product in such year, and (iv) if total gross revenues from sales of such Strip Product in such year exceeded the Bonus Threshold, the calculation of Deemed Profits in such year. Siemens shall pay UBI for its *[REDACTED]% share of such Deemed Profits at the time it submits its report. Siemens shall keep, and shall cause its Affiliates and licensees to keep, complete and accurate records pertaining to the manufacture and sale of Strip Products in sufficient detail to permit UBI to confirm the accuracy of the payments due under Sections 7.2 and 7.3.

7.5 Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from one currency into another currency is required, such conversion shall be made at the exchange rate used by Siemens throughout its accounting system for such conversion during the applicable accounting period, in accordance with Siemens’ accounting and reporting guidelines, consistently applied. All payments owed under this Agreement shall be made by electronic funds transfer in immediately available funds to a bank and account designated in writing by UBI, unless otherwise specified in writing by UBI.

7.6 Tax Withholding. UBI shall pay any and all taxes levied on account of any payments made to it under this Agreement. If Siemens is legally required to withhold any taxes from payments due hereunder, Siemens shall (a) deduct such taxes from the payment made to UBI, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to UBI and certify its receipt by the taxing authority within 30 days following such payment. Siemens shall provide reasonable cooperation and assistance to UBI in its efforts to avail itself of legal exemptions from withholding and/or to obtain refunds of taxes withheld.

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

7.7 Audit. UBI shall have the right to cause an independent, certified public accountant reasonably acceptable to Siemens to audit the records required to be maintained under Section 7.4 to confirm the accuracy of the payments made pursuant to such Sections 7.2 and 7.3 and Siemens’ reports pursuant to Section 7.4 for a period covering not more than the preceding three years. Such audits may be exercised no more than once per year during normal business hours upon reasonable prior written notice to Siemens. Such records for a given year shall be subject to audit hereunder only one time. Prompt adjustments shall be made by the Parties to reflect the results of such audit. UBI shall bear the full cost of such audit unless such audit discloses an underpayment by Siemens of more than 5% of the amount of payments due under this Agreement, in which case, Siemens shall bear the full cost of such audit and shall promptly remit to UBI the amount of any underpayment. In the event an overpayment is discovered, the overpayment shall be credited to future amounts due or refunded to Siemens if no further payments by Siemens are due.

7.8 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of the one-month LIBOR plus 500 basis points; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit UBI from exercising any other rights it may have as a consequence of the lateness of any payment.

Article 8 - Licenses and Rights of Negotiation

8.1 License Grants.

8.1.1 By UBI.

(a) Reader Products and Siemens Readers. Subject to the terms and conditions of this Agreement, UBI hereby grants to Siemens:

(i) an exclusive, worldwide, royalty-free license, including the right to sublicense to the extent expressly permitted by Section 8.2, under UBI Background IP, UBI Collaboration IP and UBI’s interest in Joint Collaboration IP, solely to make, have made, use, sell, have sold, offer for sale and import Reader Products and Siemens Readers in Field 1; and

(ii) a non-exclusive, worldwide, royalty-free license, including the right to sublicense to the extent expressly permitted by Section 8.2, under UBI Background IP, UBI Collaboration IP and UBI’s interest in Joint Collaboration IP, solely to make, have made, use, sell, have sold, offer for sale and import Reader Products and Siemens Readers in Field 2.

(b) UBI Collaboration Software. Subject to the terms and conditions of this Agreement, UBI hereby grants to Siemens:

(i) an exclusive, worldwide, royalty-free license, including the right to sublicense to the extent expressly permitted by Section 8.2, to use, modify, copy, distribute, and create derivative works of UBI Collaboration Software to develop, commercialize, and support Reader Products and Siemens Readers in Field 1; and

(ii) a non-exclusive, worldwide, royalty-free license, including the right to sublicense to the extent expressly permitted by Section 8.2, to use, modify, copy, distribute, and create derivative works of UBI Collaboration Software to develop, commercialize, and support Reader Products and Siemens Readers in Field 2.

(c) Strip Products. Subject to the terms and conditions of this Agreement and the Supply Agreements, UBI hereby grants to Siemens:

(i) an exclusive, worldwide, royalty-free, fee-bearing (to the limited extent set forth below) license, including the right to sublicense to the extent expressly permitted by Section 8.2, under UBI Background IP, UBI Collaboration IP and UBI’s interest in Joint Collaboration IP, solely to make, have made, use, sell, have sold, offer for sale and import Strip Products in Field 1; and

(ii) a non-exclusive, worldwide, royalty-free, fee-bearing (to the limited extent set forth below) license, including the right to sublicense to the extent expressly permitted by Section 8.2, under UBI Background IP, UBI Collaboration IP and UBI’s interest in Joint Collaboration IP, solely to make, have made, use, sell, have sold, offer for sale and import Strip Products in Field 2.

The licenses granted pursuant to this Section 8.1.1(c) under UBI Collaboration IP and UBI’s interest in Joint Collaboration IP shall be fee-free. The licenses granted pursuant to this Section 8.1.1(c) under UBI Background IP shall be fee-free with respect to Strip Products manufactured by UBI and fee-bearing with respect to Strip Products manufactured by Siemens (or its Affiliate or sublicensee), or by any Third Party selected by Siemens.

(d) Siemens Proprietary Products Outside the Field. Subject to the terms and conditions of this Agreement, UBI hereby grants to Siemens a non-exclusive, worldwide, royalty-free, perpetual license, including the right to sublicense to the extent expressly permitted by Section 8.2, under the UBI Collaboration IP and UBI’s interest in Joint Collaboration IP, solely to make, have made, use, sell, have sold, offer for sale and import Siemens Proprietary Products outside the Field.

8.1.2 By Siemens.

(a) Development and Manufacture. Subject to the terms and conditions of this Agreement, Siemens hereby grants to UBI a non-exclusive, worldwide, royalty-free license, without the right to sublicense, under the Siemens Background IP and the Siemens Collaboration IP, solely (i) to perform the Development Work, and (ii) to make and have made Strip Products on Siemens’ behalf pursuant to the Supply Agreements.

(b) Strip Products and UBI Proprietary Products Outside the Field. Subject to the terms and conditions of this Agreement, Siemens hereby grants to UBI a non-exclusive, worldwide, royalty-free, perpetual license, including the right to sublicense to the extent expressly permitted by Section 8.2, under the Siemens Collaboration IP and Siemens’ interest in Joint Collaboration IP, solely to make, have made, use, sell, have sold, offer for sale and import Strip Products and UBI Proprietary Products, in each case, solely outside Field 1. For the avoidance of doubt, no right or license is granted hereunder to Siemens Background IP.

8.2 Sublicensing; Naked Licenses.

8.2.1 The license granted under each of Sections 8.1.1(a), 8.1.1(c), 8.1.1(d) and 8.1.2(b) includes the right to grant sublicenses solely in conjunction with the grant by the licensed Party of a license to make, have made, use, sell, have sold, offer for sale and import the product that is the subject of such license – i.e., Reader Products, Siemens Readers, Strip Products and Siemens Proprietary Products in the case of Sections 8.1.1(a), 8.1.1(c) and 8.1.1(d), respectively, and Strip Products and UBI Proprietary Products in the case of Section 8.1.2(b). The license granted under Section 8.1.1(b) includes the right to grant sublicenses solely in conjunction with the grant by Siemens of a permitted sublicense under Section 8.1.1(a).

8.2.2 Siemens shall have the right to grant Naked Licenses under Siemens Collaboration IP for all uses, and UBI shall have the right to grant Naked Licenses under UBI Collaboration IP solely for uses outside of Field 1. Neither Party shall have the right to grant Naked Licenses under Collaboration Inventions or Proprietary Rights owned solely by the other Party that are licensed to such Party pursuant to Section 8.1. In addition, the grant by either Party of Naked Licenses under Joint Collaboration IP will require the mutual written agreement of the Parties.

8.3 Negative Covenants.

8.3.1 By Siemens. Siemens hereby covenants not to practice, and not to permit or cause any Affiliate, licensee, sublicensee or other Third Party to practice, any UBI Background IP or UBI Collaboration IP for any purpose other than as expressly authorized in this Agreement. Without limiting the generality of the foregoing, Siemens hereby covenants: (a) not to develop, make, have made, use, sell, have sold, offer for sale or import any Product outside of the Field; (b) notwithstanding the license granted pursuant to Section 8.1.1(c), not to make or have made any Strip Product, except as permitted under the applicable Supply Agreement; (c) not to use or practice UBI Background IP for the purpose of the development, manufacture, registration or commercialization of any test strip other than the Strip Products; (d) not to modify, make derivative works of, or reverse engineer any Strip Product, except as mutually agreed by the Parties in writing; and (e) not to grant, or purport to grant, to any Affiliate of Siemens or to any Third Party any license or other right to do any of the foregoing.

8.3.2 By UBI. UBI hereby covenants not to practice, and not to permit or cause any Affiliate, licensee, sublicensee or other Third Party to practice, any Siemens Background IP or Siemens Collaboration IP for any purpose other than as expressly authorized in this Agreement. Without limiting the generality of the foregoing, UBI hereby covenants: (a) not to develop, make, have made, use, sell, have sold, offer for sale or import any Listed Test in the hospital point-of-care market described in Section 1.11.1 and the ambulatory care market described in Section 1.11.2; and (b) not to grant, or purport to grant, to any Affiliate of UBI or to any Third Party any license or other right to do any of the foregoing; except, in each case, as expressly authorized in this Agreement.

8.3.3 Mutual. Each Party covenants not to grant any Naked License under Collaboration Inventions or Proprietary Rights owned solely by the other Party that are licensed to such Party pursuant to Section 8.1. Each Party further covenants not to grant any Naked License under Joint Collaboration IP, except as mutually agreed by the Parties in writing.

8.4 Reservation of Rights. UBI hereby expressly reserves: (a) the exclusive right to practice, and to grant licenses under, the UBI Background IP for any and all purposes other than the manufacture, use, sale, offer for sale and import of Products in the Field and of Listed Tests in the hospital point-of-care market described in Section 1.11.1 and the ambulatory care market described in Section 1.11.2; and (b) the non-exclusive right to practice, and to grant licenses under, the UBI Collaboration IP and, subject to the provisions of Section 8.2.2, UBI’s interest in Joint Collaboration IP for any and all purposes other than the manufacture, use, sale, offer for sale and import of Products in Field 1 and Listed Tests in the hospital point-of-care market described in Section 1.11.1. In addition, UBI shall at all times have the non-exclusive right to make, have made, use, sell, have sold, offer for sale and import Strip Products in Field 2 and the exclusive right to make, have made, use, sell, have sold, offer for sale and import Strip Products outside the Field and Listed Tests outside the hospital point-of-care market described in Section 1.11.1 and the ambulatory care market described in Section 1.11.2. In addition, UBI shall retain such non-exclusive rights under the UBI Background IP, UBI Collaboration IP and Joint Collaboration IP in Field 1 as are necessary (i) to perform the Development Work, and (ii) to make and have made Strip Products on Siemens’ behalf pursuant to the Supply Agreements.

8.5 Right of First Refusal for D-dimer. In the event that, during the four-year period beginning on the Effective Date, UBI completes feasibility and initiates development of an in vitro diagnostic test strip for D-dimer, then, upon the written request of Siemens, the Parties shall engage in good faith discussions and negotiations for up to three months in an attempt to enter into a legally binding agreement on commercially reasonable terms and conditions for the development, manufacture, marketing, distribution, licensing and/or other arrangement pertaining to commercialization of the D-dimer test in the Field (a “D-dimer Agreement”). In the event that the Parties are unsuccessful in entering into a D-dimer Agreement by the end of such three-month period, UBI may thereafter pursue discussions and negotiations with Third Parties regarding, and enter into, a D-dimer Agreement; provided, however, that if, during the six-month period beginning on expiration of the three-month negotiation period described above, UBI proposes to enter into any D-dimer Agreement with a Third Party on terms and conditions less favorable to UBI than the terms and conditions last rejected by Siemens, then UBI shall so notify Siemens thereof in writing, and Siemens shall have 30 days from receipt of such written notice to initiate an additional three-month negotiation period with UBI for a D-dimer Agreement. In the event that the Parties are unsuccessful in entering into a D-dimer Agreement by the end of such additional three-month period, then UBI shall have no further obligation to Siemens under this Section 8.5.

8.6 Exclusive Relationship. UBI agrees that, during the Term, it will not, directly or indirectly through any Affiliate or Third Party, design, develop, manufacture, produce, market, offer for sale, sell, or distribute a test to measure PT/INR, *[REDACTED] in Field 1, except pursuant to this Agreement. UBI further agrees that, during the Term, it will not, directly or indirectly through any Affiliate or Third Party, design, develop, manufacture, produce, market, offer for sale, sell, or distribute any Listed Test in the hospital point-of-care market described in Section 1.11.1. For the avoidance of doubt, the Development Work does not contemplate the development of, and the licenses granted to Siemens hereunder do not include any right or license with respect to, any Listed Test other than the Strip Products. Should Siemens wish to have UBI develop any such Listed Test, and to obtain any license under any related Know-How, Patents or other Proprietary Rights Controlled by UBI to make, have made, use, sell, have sold, offer for sale or import such Listed Test in the hospital point-of-care market described in Section 1.11.1 and/or the ambulatory care market described in Section 1.11.2, a separate written agreement between the Parties containing mutually-acceptable terms would be required.

8.7 No Implied Licenses. No right or license under any Know-How, Patents or other Proprietary Rights of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Article 9 - Intellectual Property Rights

9.1 Ownership. As between the Parties, UBI shall at all times be and remain the sole owner of all UBI Background IP (including, without limitation, UBI Background Software), UBI Collaboration IP, and UBI Collaboration Software, and Siemens shall at all times be and remain the sole owner of all Siemens Background IP and Siemens Collaboration IP. The Parties shall jointly own all Joint Collaboration IP. UBI and Siemens intend and agree that any and all UBI Collaboration Software provided to Siemens hereunder (whether as incorporated in Reader Products or as source code) is being licensed and not sold, and that the words “purchase,” “sell,” or similar or derivative words, when used in relation to UBI Collaboration Software or Product Readers incorporating UBI Collaboration Software (including Siemens’ modifications thereto), are understood and agreed to mean “license” or “sublicense,” as applicable. Siemens shall at all times be and remain the sole owner of any trademarks, trade dress, or any other branding used by Siemens to sell or market Products (but, for purposes of clarification, excluding UBI’s corporate trademarks, trade dress or other branding, and any trademarks, trade dress, or any other branding used by UBI to sell or market Strip Products in Field 2 or outside the Field), and no license is granted herein.

9.2 Collaboration Invention Disclosure. Each Party agrees to promptly disclose to the other Party in writing each Collaboration Invention made in whole or in part by such Party’s personnel.

9.3 Patent Prosecution and Maintenance.

9.3.1 UBI Background Patents. UBI shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain UBI Background Patents, at UBI’s sole expense and using counsel of UBI’s choice.

9.3.2 UBI Collaboration Patents. UBI shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain UBI Collaboration Patents, at UBI’s sole expense and using counsel of UBI’s choice. UBI shall keep Siemens reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of UBI Collaboration Patents, and shall consult with, and consider in good faith the requests and suggestions of, Siemens with respect to strategies for filing and prosecuting such UBI Collaboration Patents. If UBI desires to abandon or cease prosecution or maintenance of any UBI Collaboration Patent, then UBI shall provide reasonable prior written notice to Siemens of such intention to abandon (which notice shall, to the extent possible, be given no later than 30 days prior to the next deadline for any action that must be taken with respect to any such UBI Collaboration Patent in the relevant patent office). In such case, if such UBI Collaboration Patent covers the manufacture, use, sale, offer for sale, or import of a Reader Product that is being developed or commercialized by or on behalf of Siemens, then upon written notice to UBI from Siemens, Siemens may elect to continue prosecution and/or maintenance of any such UBI Collaboration Patent, at its sole cost and expense and by counsel of its own choice.

9.3.3 Siemens Background Patents and Siemens Collaboration Patents. Siemens shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain Siemens Background Patents, and Patents within the Siemens Collaboration IP, in each case, at Siemens’s sole expense and using counsel of Siemens’s choice.

9.3.4 Joint Collaboration Patents. Siemens shall have the first right, but not the obligation, to control and manage the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Joint Collaboration Patents, at its sole cost and expense and by counsel of its own choice. Siemens shall keep UBI reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Joint Collaboration Patents, and shall consult with, and consider in good faith the requests and suggestions of, UBI with respect to strategies for filing and prosecuting Joint Collaboration Patents. In the event that Siemens desires to abandon or cease prosecution or maintenance of any Joint Collaboration Patent in any country, Siemens shall provide reasonable prior written notice to UBI of such intention to abandon (which notice shall, to the extent possible, be given no later than 30 days prior to the next deadline for any action that must be taken with respect to any such Joint Collaboration Patent in the relevant patent office). In such case, at UBI’s sole discretion, upon written notice to Siemens from UBI, UBI may elect to continue prosecution and/or maintenance of any such Joint Collaboration Patent, at its sole cost and expense and by counsel of its own choice.

9.4 Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patents under Section 9.3. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Collaboration Inventions set forth in Section 9.1, and Patents claiming or disclosing such Collaboration Inventions, and to enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 9.3; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications. Each Party shall promptly bring to the attention of the other Party any Third Party patent of which such Party becomes aware that may be relevant to the manufacture, use, sale, offer for sale or import of Products in the Field.

9.5 Patent Enforcement.

9.5.1 UBI Background Patents. As between the Parties, UBI shall have the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any UBI Background Patent (including, without limitation, any In-Licensed UBI Background Patent).

9.5.2 UBI Collaboration Patents.

(a) In Field 1. Siemens shall have the first right, but not the obligation, to bring and control any action or proceeding against a Third Party with respect to infringement of any UBI Collaboration Patent in Field 1, at its own expense and by counsel of its own choice, and UBI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Siemens fails to bring any such action or proceeding within (A) 120 days following the notice of alleged infringement, or (B) 30 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then UBI shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Siemens shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) In Field 2 and Outside of the Field. UBI shall have the sole right, but not the obligation, to bring and control any action or proceeding against a Third Party with respect to infringement of any UBI Collaboration Patent in Field 2 or outside the Field, at its own expense and by counsel of its own choice.

9.5.3 Siemens Background Patents and Siemens Collaboration Patents. Siemens shall have the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Siemens Background Patent or any Patent within the Siemens Collaboration IP.

9.5.4 Joint Collaboration Patents.

(a) In Field 1. Siemens shall have the first right, but not the obligation, to bring and control any action or proceeding against a Third Party with respect to infringement of any Joint Collaboration Patent in Field 1, at its own expense and by counsel of its own choice, and UBI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Siemens fails to bring any such action or proceeding within (A) 120 days following the notice of alleged infringement, or (B) 30 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then UBI shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Siemens shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) In Field 2 or Outside of the Field. UBI shall have the first right, but not the obligation, to bring and control any action or proceeding against a Third Party with respect to infringement of any Joint Collaboration Patent in Field 2 or outside of the Field, at its own expense and by counsel of its own choice, and Siemens shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If UBI fails to bring any such action or proceeding within (A) 120 days following the notice of alleged infringement, or (B) 30 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Siemens shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and UBI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

9.5.5 Cooperation; Award. In the event a Party brings an infringement action in accordance with this Section 9.5, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 9.5 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 9.5, whether by way of settlement or otherwise, after reimbursement of any litigation expenses of the Parties, shall be retained by the Party that brought and controlled such action for purposes of this Agreement; provided, however, that the portion of any recovery realized by Siemens as a result of any action pursuant to this Section 9.5 (after reimbursement of the Parties’ litigation expenses) that is attributable to lost profits or a reasonable royalty with respect to any Strip Product shall be divided evenly over the number of years of infringement (“yearly recovery”) and, to the extent that the actual gross sales of such Strip Product in a year of infringement plus the yearly recovery exceeds the Bonus Threshold for such infringement year, such excess shall be treated as Deemed Profits for purposes of Section 7.3.

9.6 Infringement of Third Party Patents. In the event that a Party identifies any issued Patent held by a Third Party that such Party in good faith believes is, or may be, infringed by the practice of the inventions claimed by the UBI Background Patents in the manufacture, use, sale, offer for sale or import of any Strip Product, the Parties shall orally confer with each other in good faith, consult with their respective patent counsel regarding the matter, and attempt to reach mutual agreement as to how to proceed. If the Parties agree (such agreement not to be unreasonably withheld) that the actual or potential infringement can be avoided by making a modification to such Strip Product or the manufacturing process therefor, UBI shall use commercially reasonable efforts to make such modification. In the event that the actual or potential infringement sought to be avoided by such modification:

(a) is caused specifically by the practice of the inventions claimed by the UBI Background Patents in the manufacture, use, sale, offer for sale or import of such Strip Product; and

(b) does not result from any of the following: (i) any unauthorized use or distribution of such Strip Product; (ii) the manufacture of such Strip Product by Siemens or by a Third Party on Siemens’ behalf, using a manufacturing process that differs from the manufacturing process for such Strip Product used by UBI prior to Siemens’ assumption of responsibility for manufacturing or having manufactured such Strip Product; or (iii) the use, sale, offer for sale or import of such Strip Product in combination with other products or technology not provided or licensed by UBI; wherein, but for any of the activities described in the preceding clauses (i), (ii) and (iii) of this Section 9.6(b), the practice of the inventions claimed by the UBI Background Patents in the manufacture, use, sale, offer for sale or import of such Strip Product would not infringe the applicable Third Party patent;

then UBI shall be solely responsible for the costs it incurs in making, or attempting to make, such modification. In all other cases, Siemens shall reimburse UBI for the costs it incurs in making, or attempting to make, such modification.

If, after consultation with each other and their respective patent counsel as contemplated by the first paragraph of this Section 9.6, the Parties cannot agree upon a modification to such Strip Product or the manufacturing process therefor that would avoid such actual or potential infringement, or if Siemens is not able to secure a commercially reasonable license to the applicable issued Patent, or if the modification required to avoid such actual or potential infringement or the terms of a license to such issued Patent would make the applicable Strip Product commercially non-viable, then Siemens may terminate this Agreement, without obligation to pay any Termination Fee, upon 30 days’ written notice to UBI.

9.7 Patent Marking. Siemens shall place in a conspicuous location on Products sold to Third Parties a patent notice, in accordance with 35 U.S.C. §287, and any corresponding provision of the laws of a jurisdiction other than the United States in which a Product is being sold, identifying the relevant UBI Background Patents covering such Product, if any. UBI shall, on at least an annual basis, provide Siemens with a list of the applicable UBI Background Patents and the Product(s) that are covered by the claims of such UBI Background Patents.

Article 10 - Confidentiality

10.1 Non-Disclosure and Non-Use Obligations. All Confidential Information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”):

10.1.1 shall be used by the Receiving Party exclusively for the performance of the obligations or purposes set forth in this Agreement, unless otherwise expressly agreed to in writing by the Disclosing Party;

10.1.2 shall not be distributed or disclosed in any way or form by the Receiving Party to anyone except its own, its Affiliates’ or its consulting firms’ employees, who reasonably need to know such Confidential Information for the performance of the obligations or purposes set forth in this Agreement and who are bound to confidentiality either by their employment agreement or otherwise to an extent not less stringent than the obligations under this Agreement. Prior to any disclosure to its consulting firms, the Receiving Party must have an appropriate agreement with any such consulting firm sufficient to require the consulting firm to treat Confidential Information in accordance with this Agreement. Any unauthorized disclosure of Confidential Information by Affiliates or by the Affiliates’ employees or by any Party’s consultants shall constitute a breach of this Agreement by such Party;

10.1.3 shall be treated by the Receiving Party with the same degree of care as is used with respect to the Receiving Party’s own equally important confidential information to avoid disclosure to any Third Party, but at least with reasonable care; and

10.1.4 shall remain the property of the Disclosing Party.

10.2 Exceptions. The obligations under Section 10.1 shall not apply, however, to any information that the Receiving Party can demonstrate by competent evidence:

10.2.1 was in the Receiving Party’s possession without confidentiality obligation prior to receipt from the Disclosing Party;

10.2.2 is at the time of disclosure already in the public domain or subsequently becomes available to the public through no breach by the Receiving Party of this Agreement;

10.2.3 is lawfully obtained by the Receiving Party from a Third Party without an obligation of confidentiality, provided such Third Party is not, to the Receiving Party’s knowledge, in breach of any confidentiality obligation relating to such information;

10.2.4 is independently discovered or developed by the Receiving Party, without the use of any information provided by the Disclosing Party, as evidenced by the Receiving Party’s written records maintained in the ordinary course of business; or

10.2.5 is approved for release by written agreement of the Disclosing Party.

The Party seeking the benefit of such exception shall bear the burden of proving its existence.

10.3 Authorized Disclosure. Notwithstanding the provisions of Section 10.1, the Receiving Party may disclose Confidential Information, without violating its obligations under this Agreement, to the extent such disclosure is required by a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by law or regulation, provided that the Receiving Party shall give reasonable prior written notice to the Disclosing Party of such required disclosure and, at the Disclosing Party’s request and expense, shall cooperate with the Disclosing Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of such Confidential Information.

10.4 Return of Confidential Information. Upon termination or expiration of this Agreement and the written request of the Disclosing Party, the Receiving Party shall, at the Receiving Party’s discretion, either return all Confidential Information (including Confidential Information exchanged electronically and/or on record-bearing media, as well as any copies thereof) to the Disclosing Party or destroy the same; provided, however, that the Receiving Party shall not be obligated to return or destroy that portion of any Confidential Information that is licensed to the Receiving Party under any license grant that is expressly stated to survive termination or expiration of this Agreement; and provided, further, that the Receiving Party shall not be required to delete or destroy any computer files created during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information, so long as such electronic files are maintained only on centralized storage servers (and not on personal computers or devices) and are not accessible by any of its personnel (other than its information technology specialists). In case of a destruction, the Receiving Party shall confirm in writing such destruction to the Disclosing Party within 14 days after receipt of the respective request.

This Section 10.4 shall not apply to Confidential Information (including copies thereof) that (i) are licensed to the Receiving Party under any license grant that is expressly stated to survive termination or expiration of this Agreement, or (ii) must be stored by the Receiving Party or its consulting firm according to mandatory law, provided that such Confidential Information or copies thereof shall be subject to an indefinite confidentiality obligation according to the terms and conditions set out herein.

10.5 Public Announcements.

10.5.1 No later than the business day immediately following the Effective Date, the Parties shall issue a joint press release announcing the execution of this Agreement substantially in the form attached hereto as Annex 10.5.1. It is further acknowledged that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of subsequent press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with applicable law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”)) or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use commercially reasonable efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 10.5 or permitted by Section 10.3 and does not reveal non-public information about the other Party.

10.5.2 The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or other governmental agency or any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided, however, that each Party shall ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the Parties shall use their reasonable efforts to file redacted versions with any governmental agencies which are consistent with redacted versions previously filed with any other governmental agencies. Other than such obligation, neither Party (or its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC or any stock exchange or other governmental agency.

10.6 Survival. The obligations of this Article 10 shall survive five (5) years after termination or expiration of this Agreement.

Article 11 - Term and Termination

11.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 11 or by exercise of any other specific termination right expressly granted herein, shall expire upon expiration of all payment obligations of Siemens hereunder and under the Supply Agreements.

11.2 Termination of Agreement. This Agreement may be prematurely terminated in its entirety prior to its expiration upon the occurrence of one or more of the events stated below:

11.2.1 by either Party upon written notice to the other Party with immediate effect in the event that the other Party voluntarily files a petition in bankruptcy or has such a petition involuntarily filed against it or is placed in an insolvency proceeding, or if an order is entered appointing a receiver or trustee or if a levy or attachment is made against a substantial portion of its assets and any such event is not dismissed within 30 days from the date of entry, or if any assignment for the benefit of its creditors is made. The aggrieved Party shall, without delay, inform the other Party in writing of the occurrence of any one of the events mentioned above;

11.2.2 by either Party upon written notice to the other Party if the other Party is in material breach of this Agreement and has not cured such breach within 60 days (or 30 days with respect to any payment breach) after notice from the terminating Party specifying the nature of such breach and requiring remedy of the same. Any such termination shall become effective at the end of such 60-day (or 30-day with respect to any payment breach) period, unless the breaching Party has cured such breach prior to the end of such period. Any right to terminate under this Section 11.2.2 shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 14 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 14;

11.2.3 by UBI, immediately upon written notice to Siemens if Siemens or any of its Affiliates, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any UBI Background Patent;

11.2.4 by Siemens upon 30 days’ written notice to UBI for any reason; or

11.2.5 by Siemens pursuant to Section 9.6.

11.3 Effect of Expiration or Termination of Agreement. In the event of expiration or termination of this Agreement, the licenses granted pursuant to Section 8.1 shall survive such expiration or termination in accordance with their respective terms and conditions, including, without limitation, Article 7 hereof; provided, however, that:

11.3.1 upon termination of this Agreement by UBI pursuant to Section 11.2.2 or Section 11.2.3, or termination of this Agreement by Siemens pursuant to Section 11.2.4 or Section 11.2.5:

(a) Siemens’ licenses under Section 8.1.1(a), Section 8.1.1(b) and Section 8.1.1(c) shall (i) with respect to UBI Background IP, automatically terminate and revert to UBI, and (ii) with respect to UBI Collaboration IP and Joint Collaboration IP, automatically become non-exclusive;

(b) UBI’s licenses under Section 8.1.2(a) shall (i) with respect to the Development Work, automatically terminate and revert to Siemens, and (ii) with respect to the manufacture of Strip Products, survive only to the extent necessary for UBI to perform its obligations under any Supply Agreement in effect at the time of such termination for so long as such Supply Agreement remains in effect; and

(c) Siemens shall, within 30 days after termination of this Agreement pursuant to Section 11.2.4, pay to UBI the applicable Agreement Termination Fee (if any) calculated in accordance with Section 11.4; and

11.3.2 upon termination of this Agreement by Siemens pursuant to Section 11.2.2:

(a) Siemens’ licenses under Section 8.1.1(a), Section 8.1.1(b) and Section 8.1.1(c) shall (i) with respect to UBI Background IP, automatically terminate and revert to UBI, and (ii) with respect to UBI Collaboration IP and Joint Collaboration IP, automatically become non-exclusive; and

(b) UBI’s licenses under Section 8.1.2(a) shall (i) with respect to the Development Work, automatically terminate and revert to Siemens, and (ii) with respect to the manufacture of Strip Products, survive only to the extent necessary for UBI to perform its obligations under any Supply Agreement in effect at the time of such termination for so long as such Supply Agreement remains in effect.

11.4 Termination Fee. If, prior to completion of the Development Work and payment of all amounts due under Section 7.1, Siemens terminates this Agreement pursuant to Section 11.2.4, Siemens shall pay to UBI a termination fee in an amount determined by multiplying $*[REDACTED] by the number of months elapsed from the Effective Date to the date of such termination, rounded up to the nearest whole number of months, not to exceed a total of $*[REDACTED] (the “Termination Fee”).

11.5 Accrued Obligations; Survival. Neither expiration nor termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 8.2, 8.3.1, 8.3.2 (first sentence only), 8.3.3, 8.4, 8.7, 9.1, 9.3.2, 9.3.4, 9.5.4, 9.5.5 (provided that the first sentence thereof shall apply only to actions brought pursuant to Section 9.5.4), 9.7, 10.1, 10.2, 10.3, 10.4, 10.6, 11.3, 11.4, 11.5, 11.6, 16.3 and 16.4, and Articles 7, 13, 14, 17 and 18 of this Agreement shall survive expiration or termination of this Agreement:

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

11.6 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S., including Australia (collectively, “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

Article 12 - Export Control and Foreign Trade Data Regulations

12.1 Each Party shall comply with all applicable export control, customs and foreign trade regulations (“Foreign Trade Regulations”). Each Party shall, upon the other Party’s request, promptly provide to the other Party such available information and data as is required by the other Party to comply with all Foreign Trade Regulations in case of export and import as well as re-export.

Article 13 - Governing Law

The validity, interpretation and performance of this Agreement shall be controlled by and construed in accordance with the substantive law of the State of New York, USA, without reference to the substantive law of any other country. The Parties specifically disclaim the application of the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980.

Article 14 - Arbitration

14.1 Alternative Dispute Resolution. The Parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the matter shall be referred to an individual designated by the Chief Executive Officer (or the equivalent position) of UBI and an individual designated by the Chief Executive Officer (or the equivalent position) of Siemens (the “Party Representatives”). If the matter has not been resolved within 45 days after the first meeting of the Party Representatives (which period may be extended by mutual agreement) concerning such matter, then the Parties shall endeavor to resolve any dispute by mediation under the CPR Mediation Procedure currently in effect. Unless the Parties agree otherwise, the mediator will be selected from the CPR Panels of Distinguished Neutrals. Subject to Section 14.3 below, any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement

14.2 (“Dispute”), which remains unresolved 45 days after initiation of the mediation procedure or 30 days after the appointment of a mediator, whichever is later, shall be finally resolved by binding arbitration in accordance with the International Institute for Conflict Prevention & Resolution (“CPR”) Rules for Non-Administered Arbitration currently in effect. Either Party may give written notice to the other Party for resolution of the Dispute by binding arbitration in the manner described in Annex 14.1 (“ADR Request”).

14.3 Court Actions. Nothing contained in this Agreement (including, without limitation, Section 14.1 and Annex 14.1 hereto) shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing mediation or arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve any dispute concerning the validity, construction or effect of any Patent licensed hereunder, and no such claim shall be subject to mediation or arbitration pursuant to Section 14.1 or Annex 14.1 hereto.

Article 15 - Code of Conduct

15.1 Compliance. UBI shall comply with the principles and requirements of the “Code of Conduct for Siemens Suppliers” attached hereto as Annex 15.1 (hereinafter referred to as the “Code of Conduct”).

15.2 Reporting. If requested by Siemens, UBI shall not more than once a year either, at UBI’s option, provide Siemens with (i) a written self-assessment in the form provided by Siemens, or (ii) a written report approved by Siemens describing the actions taken or to be taken by UBI to assure compliance with the Code of Conduct.

15.3 Inspection. Siemens and its authorized agents and representatives and/or a Third Party appointed by Siemens and reasonably acceptable to UBI, shall be entitled (but not obliged) to conduct – also at UBI’s premises – inspections in order to verify suppliers’ compliance with the Code of Conduct. Any inspection may only be conducted upon prior written notice of Siemens, during regular business hours, in accordance with the applicable data protection law and shall neither unreasonably interfere with UBI’s business activities nor violate any of UBI’s confidentiality agreements with Third Parties. UBI shall reasonably cooperate in any inspections conducted. Each Party shall bear its expenses in connection with such inspection.

15.4 Non-Compliance. In addition to any other rights and remedies Siemens may have, in the event of (i) UBI’s material or repeated failure to comply with the Code of Conduct or (ii) UBI’s denial of Siemens’ right of inspection as provided for in the third paragraph of this article, after providing UBI reasonable notice and a reasonable opportunity to remedy, Siemens may terminate this agreement and/or any purchase order issued hereunder without any liability whatsoever. Material failures include, but are not limited to, incidents of child labor, corruption and bribery, and failure to comply with the Code of Conduct’s environmental protection requirements. The notice and opportunity to remedy provision shall not apply to violations of requirements and principles regarding of the child labor as set out in the Code of Conduct or willful failures to comply with the Code of Conduct’s environmental protection requirements.

Article 16 - Representations and Warranties

16.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (b) it has full corporate or other power and authority to enter into this Agreement, and is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

16.2 UBI Representations and Warranties. UBI represents and warrants to Siemens that, as of the Effective Date:

16.2.1 Annex 1.40 discloses all Patents claiming or covering the manufacture, use, sale, offer for sale or import of Products in the Field that are owned or otherwise Controlled by UBI. UBI is the sole owner of all such Patents listed in Annex 1.40 other than the In-Licensed UBI Background Patents. UBI has the right to grant Siemens a sublicense in the Field under UBI’s licenses to the In-Licensed UBI Background Patents. Either (a) UBI’s license rights under In-Licensed UBI Background Patents are perpetual; or (b) in the event of termination of the LifeScan Agreements, any sublicense granted to Siemens under In-Licensed UBI Background Patents in the Field that is in effect immediately prior to such termination shall survive such termination as a direct license from LifeScan to Siemens in accordance with the terms and conditions of the LifeScan Agreements;

16.2.2 With respect to each UBI Background Patent that is owned by UBI, UBI has obtained all assignment documents from its employees, consultants, agents and contractors involved in the creation of the subject matter of such UBI Background Patents as necessary to effect and evidence UBI’s sole ownership of all right, title and interest in and to such UBI Background Patents;

16.2.3 The UBI Background Patents owned by UBI, and, to UBI’s knowledge, the In-Licensed UBI Background Patents, have been maintained in compliance with all applicable patent laws and regulations (including laws requiring filings or payments of fees);

16.2.4 To UBI’s knowledge, no circumstance exists that would give any Third Party a reasonable legal basis to challenge the validity of any issued patent within the UBI Background Patents and none of the UBI Background Patents are the subject of any interference, opposition, reexamination, cancellation or similar claim or proceeding;

16.2.5 To UBI’s knowledge, no Third Party is infringing any UBI Background Patents in the Field;

16.2.6 UBI is not required to make payments to any Third Party with respect to its ownership or use of UBI Background Patents (other than payment or reimbursement of patent costs);

16.2.7 UBI has not, as of the Effective Date, granted any Affiliate of UBI or any Third Party any license under UBI Background Patents in the Field;

16.2.8 UBI has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of any Product in the Field infringes or would infringe the patent or other intellectual property rights of any Third Party;

16.2.9 UBI has provided to Siemens as of the Effective Date a list of all software products and systems used by, developed or licensed by UBI (other than commercial off-the-shelf software products licensed by it that have not been modified or altered) and incorporated into or used with the UBI Background Software (the “Software”). Except as identified in such list, UBI Background Software does not incorporate any so-called “open source” software that requires UBI to grant license rights in the UBI Background Software or UBI Collaboration Software to any Third Party.

16.3 Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, AND WITHOUT ANY WARRANTY THAT SUCH TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR THAT SOFTWARE PROVIDED HEREUNDER WILL BE ERROR-FREE OR THAT USE OF SUCH SOFTWARE WILL BE UNINTERRUPTED. Without limiting the generality of the foregoing, the Parties acknowledge that the development of medical products such as the Products is inherently uncertain, and accordingly, UBI does not represent or warrant that the Development Results will be acceptable to any regulatory authority to which they are presented nor that the Development Results will enable Siemens to commercialize the Products.

16.4 Limitation of Liability. Except in the case of breach of Article 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 16.4 shall not be construed to limit either Party’s indemnification obligations under Article 17.

Article 17 - Indemnification

17.1 Indemnification by Siemens. Siemens hereby agrees to save, defend, indemnify and hold harmless UBI, its Affiliates and their respective officers, directors, employees, consultants and agents (the “UBI Indemnitees”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any UBI Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the development, manufacture, use, handling, storage, sale or other disposition of Products by or on behalf of Siemens or any of its Affiliates or Third Party licensees; (b) the gross negligence or willful misconduct of any Siemens Indemnitee (defined below); or (c) the breach by Siemens of any warranty, representation, covenant or agreement made by it in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any UBI Indemnitee or the breach by UBI of any warranty, representation, covenant or agreement made by it in this Agreement.

17.2 Indemnification by UBI. UBI hereby agrees to save, defend, indemnify and hold harmless Siemens, its Affiliates and their respective officers, directors, employees, which consultants and agents (the “Siemens Indemnitees”), from and against any and all Losses to any Siemens Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the development, manufacture, use, handling, storage, sale or other disposition of Products by or on behalf of UBI or any of its Affiliates or Third Party licensees; (b) the gross negligence or willful misconduct of any UBI Indemnitee; or (c) the breach by UBI of any warranty, representation, covenant or agreement made by it in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Siemens Indemnitee or the breach by Siemens of any warranty, representation, covenant or agreement made by it in this Agreement.

17.3 Procedure. In the event a Party seeks indemnification under Section 17.1 or 17.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after such Party (the “Indemnified Party”) receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 17.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party; in each case, without the prior written consent of the Indemnified Party.

Article 18 - Miscellaneous

18.1 Relationship Between the Parties. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship. Except as specified herein, neither Party shall have the right, power or implied authority to create any obligation or duty, express or implied, on behalf of the other Party hereto.

18.2 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring Party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or (b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; and, in each case, the assigning Party shall provide prompt notice to the other Party of any such assignment. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

18.3 Severability. If any portion of this Agreement is determined to be or becomes unenforceable or illegal, such portion shall be deemed eliminated and the remainder of this Agreement shall remain in effect in accordance with its terms as modified by such deletion. The Parties shall replace the voided provisions with provisions in which the content is closest, allowable by the law, to the original.

18.4 Entire Agreement; Amendment. This Agreement, including the Annexes hereto, together with that certain letter agreement between the Parties dated as of the Effective Date, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. In the event of any conflict between the provisions of this Agreement and any Annex hereto, the provisions of this Agreement shall control. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be amended, modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

18.5 Non-Waiver. The failure or delay by a Party in enforcing any provision of, or exercising any right or remedy under, this Agreement shall not constitute a waiver of that provision, right or remedy, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision, right or remedy shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

18.6 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c) if delivered by express courier, the next business day the courier regularly makes deliveries in the country of the recipient. For the avoidance of doubt, notice may not be given by electronic communication.

If to UBI:	Universal Biosensors Pty Ltd 1 Corporate Avenue Rowville, Victoria 3178 Australia Attention: Chief Executive Officer Fax: +613 9213 9099

With a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 USA Attention: Jane K. Adams Fax: +1 (858) 550-6420

If to Siemens:	Siemens Healthcare Diagnostics Inc. 511 Benedict Avenue Tarrytown, NY 10591 USA Attention: CEO, POC Business Unit Fax: +1 (914) 524-3693

With a copy to:	Siemens Healthcare Diagnostics Inc. 511 Benedict Avenue Tarrytown, NY 10591 USA Attention: IP Counsel Fax: +1 (914) 524-3594

18.7 Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

18.8 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

18.9 Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

UNIVERSAL BIOSENSORS PTY LTD	SIEMENS HEALTHCARE DIAGNOSTICS INC.

By:	By:

Name:	Name:

Title:	Title:

By:

Name:

Title:

Annex 1.20

Listed Tests

*[REDACTED]

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Annex 1.40

UBI Background Patents

IN-LICENSED UBI BACKGROUND PATENTS

“LifeScan Acquired Patents” (as defined in LifeScan Agreements)

Patent/Application No.	Title
US 5,863,400	Electrochemical Cells
US 6,284,125	Electrochemical Cells
US 7,608,175	Electrochemical Cells
US 7,604,722	Electrochemical Cells
USSN 12/560,773	Electrochemical Cells
USSN 12/560,780	Electrochemical Cells
USSN 12/567,433	Electrochemical Cells
US 6,179,979	Electrochemical Cells
US 7,431,814	Electrochemical Cells
USSN 11/487,728	Electrochemical Cells
USSN 12/899,342	Electrochemical Cells
US 5,942,102	Electrochemical Method
US 6,379,513	Sensor Connector Means
USSN 11/434,442	Sensor Connector Means
US 6,174,420	Electrochemical Cell
US 6,444,115	Electrochemical Method for Measuring Chemical Reaction Rates
US 6,413,410	Electrochemical Cell
US 6,521,110	Electrochemical Cell
US 6,863,801	Electrochemical Cell
US 7,431,820	Electrochemical Cell
USSN 12/196,704	Electrochemical Cell
US 7,846,312	Electrochemical Cell Connector
US 6,946,067	Method of Forming an Electrical Connection Between an Electrochemical Cell and Meter
US 6,960,289	Electrochemical Cell
USSN 11/434,442	Sensor Connector Means
US 7,045,046	Sensor Connector Means
US 7,022,217	Electrochemical Method for Measuring
Other Patents Licensed to UBI under LifeScan Agreements
Patent/Application No.	Title
US 6,872,298	Determination of Sample Volume Adequacy in Biosensor Devices
US 6,797,150	Determination of Sample Volume Adequacy in Biosensor Devices
US 7,195,704	Determination of Sample Volume Adequacy in Biosensor Devices
US 6,193,873	Sample Detection to Initiate Timing of an Electrochemical Assay
US 6,676,995	Solution Striping System
US 6,689,411	Solution Striping System

OTHER UBI BACKGROUND PATENTS

Filing No.	Application No.	Title
PCT/IB2007/001990	WO/2008/010058	Electrochemical Detection of Magnetic Particle Mobility
PCT/IB2008/002849	WO/2009/053834	Apparatus and Method for Electrochemical Detection
PCT/IB2009/006634	WO/2010/007532	Automatic Information Transfer by Color Encoded Fields
PCT/IB2010/000972	WO/2010/119341	On-Board Control Detection
US 11/138,080	US 2006/0266644	Method and Apparatus for Electrochemical Analysis
US 11/284,136	US 2007/0205103	Method and Apparatus for Electrochemical Analysis

Annex 0

Milestone Payments

Siemens will pay to UBI a total of US$*[REDACTED] million as follows:

MILESTONE	MILESTONE PAYMENT
Technology access fee payable on Effective Date	$	*[REDACTED]

*[REDACTED]	$	*[REDACTED]

*[REDACTED]	$	*[REDACTED]

*[REDACTED]	$	*[REDACTED]

*[REDACTED]	$	*[REDACTED]

*[REDACTED]	$	*[REDACTED]

*[REDACTED]	$	*[REDACTED]

TOTAL	$	*[REDACTED]

*[REDACTED]

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Annex 7.3

Annual Forecasts of Strip Product Sales

(in thousands of Euro)

	2013	2014	2015	2016	2017	2018
*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]
*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]
*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]
*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]

	2019	2020	2021	2022	2023	2024
*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]
*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]
*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]
*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]	*[REDACTED]

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Annex 10.5.1

Form of Press Release

Universal Biosensors and Siemens Sign New Strategic Partnership to Launch Advanced Point-of-Care Coagulation Platform

Agreement will deliver novel handheld analyzers for the point-of-care hemostasis testing market

Melbourne, Australia and Tarrytown, New York, September XXX, 2011 – Universal Biosensors and Siemens Healthcare Diagnostics have signed a strategic partnership to launch a new point-of-care (POC) coagulation testing platform for the global hemostasis market. This agreement harnesses Universal Biosensors’ opposing electrode technology as well as Siemens’ strong market positions in both the central laboratory and POC settings, along with its innovative know-how in creating advanced hemostasis testing solutions. Together, the companies will develop, manufacture and distribute a series of novel handheld POC coagulation testing systems providing unique value and quality to healthcare professionals.

Leveraging a growing demand for near-patient testing solutions, including those that deliver time-critical coagulation data, Universal Biosensors and Siemens will focus on offering new technologies that deliver laboratory-quality results at the point of care. The first solution scheduled for release is a prothrombin time (PT) test. Additional products with enhanced menus and extended capabilities are anticipated over time.

“Siemens recognizes the growth in demand for laboratory-quality tests that can be conducted near patients to produce reliable, immediate results,” said David Stein, Ph.D., CEO, Point of Care Business Unit at Siemens Healthcare Diagnostics. “As a hemostasis market leader, we’re excited about our new partnership with Universal Biosensors to help further extend our broad POC testing position and to ensure the delivery of innovative new solutions that enable physicians to make faster, more informed decisions for improved patient care.”

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“We are delighted to establish this relationship with Siemens Healthcare Diagnostics,” said Paul Wright, CEO of Universal Biosensors. “In partnership, we are well placed to provide highly accurate, cost-effective solutions for the POC market, and we look forward to a long-term collaborative relationship with Siemens.”

Universal Biosensors is a specialist medical diagnostics company that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood. Universal Biosensors is currently developing other point-of-care blood tests from its technology platform, for which it continues to seek strategic partners. For further information please visit www.universalbiosensors.com.

The Siemens Healthcare Sector is one of the world’s largest suppliers to the healthcare industry and a trendsetter in medical imaging, laboratory diagnostics, medical information technology and hearing aids. Siemens offers its customers products and solutions for the entire range of patient care from a single source – from prevention and early detection to diagnosis, and on to treatment and aftercare. By optimizing clinical workflows for the most common diseases, Siemens also makes healthcare faster, better and more cost-effective. Siemens Healthcare employs some 48,000 employees worldwide and operates around the world. In fiscal year 2010 (to September 30), the Sector posted revenue of 12.4 billion euros and profit of around 750 million euros. For further information please visit: www.siemens.com/healthcare.

Contact:

For Universal Biosensors:

For Siemens Healthcare Diagnostics:

Gian Sachdev

610-448-3024

gian.sachdev@siemens.com

###

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Annex 14.1

Arbitration

Any Dispute not timely resolved in accordance with Section 14.1 of the Agreement (except as set forth in Section 14.3 of this Agreement) shall be finally and exclusively resolved in accordance with the procedures set forth herein. The Parties shall have the right to be represented by counsel in such a proceeding.

1. The arbitration shall be conducted in accordance with the CPR Rules for Non- Administered Arbitration, then in effect (the “Rules”), except as modified herein. There shall be 3 neutral and impartial arbitrators, one appointed by each of the Parties within 14 days of receipt by a Party of notice of arbitration in accordance with the Rules. On the request of any Party, any arbitrator not timely appointed shall be appointed by the CPR within 10 days of receipt of a request. The third arbitrator, who shall serve as chair of the arbitral tribunal, shall be selected by the 2 Party-appointed arbitrators within 14 days of the appointment of the second arbitrator.

2. If the 2 Party-appointed arbitrators are unable to timely agree on a third arbitrator, on the request of any Party such arbitrator shall be appointed in accordance with the following procedure:

(a) The CPR shall submit to the Parties a list of not less than 5 candidates within 14 days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either Party or any of their subsidiaries or affiliates.

(b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c) Each Party shall number the candidates in order of preference (with number 1 signifying the greatest preference) and shall deliver the list to the CPR within 7 days following receipt of the list of candidates. If a Party believes a conflict of interest exists regarding any of the candidates, that Party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any Party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d) If the Parties collectively have identified fewer than 3 candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference. If the Parties collectively have identified 3 or more candidates deemed to have conflicts, then the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than 5 candidates, in which case the procedures set forth in subparts 2(a) - 2(d) shall be repeated.

3. Within 30 days after the selection of the third arbitrator, the Parties and the arbitral tribunal shall hold a preliminary conference to discuss the scope of discovery to be permitted, during which the arbitral tribunal shall set reasonable parameters for discovery (including document requests and depositions of percipient witnesses). In setting such parameters, the arbitral tribunal shall take into account both the needs of the Parties for an understanding of any legitimate issue raised in the arbitration and the desirability of making discovery efficient and cost-effective.

4. Unless such time period is extended by agreement of the Parties or by the arbitral tribunal for good cause shown, no later than 90 days after the preliminary conference, the arbitral tribunal shall hold a hearing to resolve each of the issues identified by the Parties. The hearing shall take place in New York, New York, or at another location agreed upon by the Parties.

5. At least 7 days prior to the hearing, each Party shall submit the following to the other Party and the arbitral tribunal:

(a) a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the neutral;

(b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed 1 page per issue; and

(d) a brief in support of such Party’s proposed rulings and remedies, provided that the brief shall not exceed 20 pages. This page limitation shall apply regardless of the number of issues raised in the arbitration proceeding.

6. The hearing shall be conducted if possible on no more than 3 consecutive days and shall be governed by the following rules:

(a) Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony.

(b) The Party initiating the arbitration shall begin the hearing and, if it chooses to make an opening statement, shall address not only the issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the arbitration. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(c) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(d) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. The arbitral tribunal shall have sole discretion regarding the admissibility of any evidence.

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7. Within 7 days following completion of the hearing, each Party may submit to the other Party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed 15 pages. This page limitation shall apply regardless of the number of issues raised in the arbitration proceeding.

8. The arbitral tribunal shall rule on each disputed issue within 21 days following submission of post-hearing briefs. The award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. The fees and expenses of the arbitrators shall be split evenly between the Parties, and each Party shall bear its own legal fees and expenses; provided, however, that the arbitral tribunal may, in its discretion, award to the prevailing Party reimbursement for its reasonable fees and expenses (or some portion thereof).

9. The ruling of the arbitral tribunal and the allocation of fees and expenses (if any) shall be binding, non-reviewable and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in Section 9 of this Annex, the arbitration conducted pursuant hereto shall be confidential. Neither Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by a governmental authority or as required in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall give the other Party reasonable written notice of the intended disclosure and afford the other Party a reasonable opportunity to protect its interests.

11. By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies.

12. Numerary Arbitration Principle – Unless otherwise expressly set forth herein or as otherwise agreed in writing by the Parties, any Dispute or portion of a Dispute under arbitration involving a number or figure, including a dollar amount, percentage, allocation, or ratio (“Numerary Value”), each Party shall submit its proposed Numerary Value to the arbitral tribunal, and the arbitral tribunal shall be obligated to choose one of the proposed Numerary Values or the other, and shall not be permitted or empowered to order any other Numerary Value, whether falling within or outside of the range between the respective Numerary Values proposed by the Parties.

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Annex 15.1

Code of Conduct for Siemens Suppliers

This Code of Conduct defines the basic requirements placed on Siemens’ suppliers of goods and services concerning their responsibilities towards their stakeholders and the environment. Siemens reserves the right to reasonably change the requirements of this Code of Conduct due to changes of the Siemens Compliance Program. In such event Siemens expects the Vendor to accept those reasonable changes.

The Vendor declares herewith:

§	Legal compliance

•	to comply with the laws of the applicable legal system(s).

§	Prohibition of corruption and bribery

•

to tolerate no form of and not to engage in any form of corruption or bribery, including any payment or other form of benefit conferred on any government official for the purpose of influencing decision making in violation of law.

§	Respect for the basic human rights of employees

•

to promote equal opportunities for and treatment of its employees irrespective of skin color, race, nationality, social background, disabilities, sexual orientation, political or religious conviction, sex or age;

•	to respect the personal dignity, privacy and rights of each individual;

•	to refuse to employ or make anyone work against his will;

•	to refuse to tolerate any unacceptable treatment of employees, such as mental cruelty, sexual harassment or discrimination;

•	to prohibit behavior including gestures, language and physical contact, that is sexual, coercive, threatening, abusive or exploitative;

•	to provide fair remuneration and to guarantee the applicable national statutory minimum wage;

•	to comply with the maximum number of working hours laid down in the applicable laws;

•	to recognize, as far as legally possible, the right of free association of employees and to neither favor nor discriminate against members of employee organizations or trade unions.

§	Prohibition of child labor

•	to employ no workers under the age of 15 or, in those countries subject to the developing country exception of the ILO Convention 138, to employ no workers under the age of 14.

§	Health and Safety of employees

•	to take responsibility for the health and safety of its employees;

•	to control hazards and take the best reasonably possible precautionary measures against accidents and occupational diseases;

•	to provide training and ensure that employees are educated in health and safety issues;

•	to set up or use an occupational health & safety management system according to OHSAS 18001 or equivalent.

§	Environmental protection

•	to act in accordance with the applicable statutory and international standards regarding environmental protection;

•	to minimize environmental pollution and make continuous improvements in environmental protection;

•	to set up or use an environmental management system according to ISO 14001 or equivalent.

§	Supply Chain

•	to use best efforts to promote among its suppliers compliance with this Code of Conduct;

•	to comply with the principles of non discrimination with regard to supplier selection and treatment.

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